Exhibit 21

SUBSIDIARIES OF REGISTRANT

Clarkston State Bank - 100% owned Incorporated as a Michigan Banking Corporation 6600 Highland Road, Suite 24 Waterford, Michigan 48347

Clarkston Capital Trust I Incorporated as a Delaware Statutory Trust 15 South Main Street Clarkston, Michigan 48346

Huron Valley State Bank - 55% owned Incorporated as a Michigan Banking Corporation 525 North Main Street, Suite 260 Milford, Michigan 48381